Exhibit 99.3

LETTER TO REGISTERED HOLDERS

U.S.$500,000,000 4.125% Senior Notes due 2009 and

U.S.$800,000,000 5.500% Senior Notes due 2014

which have been registered under the Securities Act of 1933,

for any and all outstanding

unregistered 4.125% Senior Notes due 2009 and

unregistered 5.500% Senior Notes due 2014, respectively

of

América Móvil, S.A. de C.V.

unconditionally guaranteed by Radiomóvil Dipsa, S.A. de C.V.

pursuant to the prospectus dated                    , 2004

To Registered Holders:

We are enclosing herewith the material listed below relating to the offer to exchange (the “Exchange Offer”) by América Móvil, S.A. de C.V. (the “Company”) up to an aggregate principal amount of U.S.$500,000,000 of its 4.125% Senior Notes due 2009 and up to an aggregate principal amount of U.S.$800,000,000 of its 5.500% Senior Notes due 2014 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding unregistered 4.125% Senior Notes due 2009 and a like principal amount of its outstanding unregistered 5.500% Senior Notes due 2014, respectively (the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus (the “Prospectus”) dated                    , 2004, and the accompanying Letter of Transmittal and instructions thereto (the “Letter of Transmittal”).

Enclosed herewith are copies of the following documents:

1. Prospectus;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery;

4. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner; and

5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                    , 2004 unless it is extended.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes (a “Holder”) will represent to the Company and Radiomóvil Dipsa, S.A. de C.V. (the “Guarantor”) that (i) any Exchange Notes acquired in exchange for Old Notes tendered pursuant to the Letter of Transmittal will be acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither such Holder nor any person who will receive such Exchange Notes has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes in violation of the provisions of the Securities Act, (iii) neither such Holder nor any person who will receive such Exchange Notes is an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company or the Guarantor and (iv) neither such Holder nor any person who will receive such Exchange Notes is engaged in, or intends to engage in, a distribution of the Exchange Notes. If such Holder is a broker-dealer receiving Exchange Notes for its own account, it will represent that it acquired the Old Notes to be exchanged for the Exchange Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes to the extent required by applicable law or regulation or SEC pronouncement. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange and Information Agents for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the Exchange of Old Notes pursuant to the Exchange Offer, on the transfer of Old Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Delivery to the Exchange Agent, JPMorgan Chase Bank:

By Registered or Certified Mail:	By Overnight Delivery or by Hand between 8:00 a.m. and 4:30 p.m.:

JPMorgan Chase Bank 4 New York Plaza, 15th Floor New York, New York 10004 Attention: Institutional Trust Services To Confirm by Telephone: (212) 623-5160 Facsimile Transmissions: (212) 623-6207	JPMorgan Chase Bank 4 New York Plaza, 15th Floor New York, New York 10004 Attention: Institutional Trust Services To Confirm by Telephone: (212) 623-5160 Facsimile Transmissions: (212) 623-6207	J.P. Morgan Bank Luxembourg S.A. 5 Rue Plaetis, Floor 1 L-2338 Luxembourg Luxembourg

Information Agent, D.F. King & Co., Inc.:

48 Wall Street, 22nd Floor

New York, New York 10005

Bankers and Brokers Call (Collect): (212) 269-5550

All Others Call (Toll Free): (800) 431-9642

Very truly yours,

América Móvil, S.A. de C.V.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THE COMPANY IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.